EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-83682, 333-137129 and 333-184155 on Form S-8 of our reports dated February 23, 2018, relating to the consolidated financial statements and financial statement schedule of ManTech International Corporation and subsidiaries, and the effectiveness of ManTech International Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of ManTech International Corporation for the year ended December 31, 2017.
/s/    DELOITTE & TOUCHE LLP
McLean, Virginia
February 23, 2018